EXHIBIT 23.01

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-102369) pertaining to the Syncor International Corporation Employees’ Savings and Stock Ownership Plan of our report dated October 30, 2006, with respect to the financial statements and schedules of the Syncor International Corporation Employees’ Savings and Stock Ownership Plan included in this Annual Report (Form 11-K/A) for the year ended December 31, 2005.

/s/ Ernst & Young LLP

Columbus, Ohio

October 30, 2006